Exhibit 23.4

CONSENT OF DELOITTE & TOUCHE LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-143243 on Form S-4 of Exar Corporation of our report dated March 30, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-based payment”, effective January 1, 2006), relating to the consolidated financial statements of Sipex Corporation and subsidiaries, appearing in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Joint Proxy Statement/Prospectus.

/s/    DELOITTE & TOUCHE LLP

San Jose, California

July 16, 2007